SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2005

INTERNATIONAL SMART SOURCING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14753	11-3423157
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

320 Broad Hollow Road
Farmingdale, New York	11735
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 293-4650

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 3.03	Material Modification to Rights of Security Holders

On March 16, 2005, the board of directors of International Smart Sourcing, Inc. voted to extend the expiration date for its common stock purchase warrants from April 23, 2005 to April 23, 2007.

A copy of a revised press release announcing the extension is furnished as Exhibit 99.1 to this report.

Exhibits

99.1          Revised Press Release dated April 7, 2005

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 7, 2005

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ DAVID HALE

David Hale
President

INDEX TO EXHIBITS

Exhibit
No.	Description

99.1	Revised Press Release dated April 7, 2005

PRESS RELEASE

Revised: International Smart Sourcing, Inc. Extends
Expiration of Publicly Traded Warrants

Farmingdale, NY, April 7, 2005 –International Smart Sourcing, Inc. (OTCBB: ISSG) announced today that its Board of Directors has voted to extend the expiration of its publicly traded common stock purchase warrants (ISSGW) from April 23, 2005 to April 23, 2007.

The warrants were issued as part of the Initial Public Offering of the Company on Apri1 23, 1999 and currently each warrant gives holders the right to purchase 5.1546378 shares of stock at a purchase price of $.97 per share.  The collective purchase price for the 5.1546378 shares is $5.00.

Currently, shareholders of the Company residing in New York, New Jersey, Connecticut, and Texas may exercise the warrants.

David Hale, President of the Company commented, “We are committed to the loyal shareholders who have supported our company throughout the years.  We believe that this extension will provide them with an exciting investment opportunity and will also provide the company with additional capital for growth in upcoming months.”

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, President & CFO
Phone: (631) 293-4796
dave@smart-sourcing.com